Exhibit 10.44

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of October 27, 2021 by and between Epizyme, Inc. (the “Company”), and Matthew Ros (“Mr. Ros” or “you”) (together, the “Parties”).

WHEREAS, Mr. Ros has served as the Executive Vice President, Chief Strategy and Business Officer of the Company;

WHEREAS the Executive Vice President, Chief Strategy and Business Officer position has been eliminated by the Company and consequently, Mr. Ros’ last date of employment with the Company will be October 31, 2021;

WHEREAS, the Company desires to engage Mr. Ros as a consultant to the Company effective immediately following his last date of employment with the Company; and

WHEREAS, Mr. Ros has agreed to provide such services pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties agree as follows:

1.
Services To Be Performed. Commencing upon November 1, 2021 (the “Effective Date”) and continuing for the duration of the Consultation Period (as defined below), Mr. Ros agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company (the “Services”) and which are further described in part at Exhibit A, attached and incorporated by reference herein. Mr. Ros agrees to use his best efforts in the performance of the Services and agrees to cooperate with the Company’s personnel, not to interfere with the conduct of the Company’s business, and to observe all Company rules, policies, regulations and security requirements with respect to the safety and safeguarding of persons and property.
2.
Term. This Agreement shall commence upon the Effective Date and shall continue until March 31, 2022 (such period, as it may be extended upon mutual agreement of the Parties, being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 5.
3.
Consulting Benefits. The Company will provide Mr. Ros with the payments and benefits set forth below during the Consultation Period (the “Consulting Benefits”).
(a)
Fees. The Company will pay Mr. Ros during the Consultation Period fees at a rate of $12,000.00 per month (the “Fees”), which Fees shall be (i) reduced by all applicable taxes and withholdings as determined by the Company in its sole discretion, (ii) paid to Mr. Ros in accordance with the Company’s regular payroll practices and (iii) subject to a pro rata adjustment for any partial calendar month. Notwithstanding the foregoing, the Company shall not pay any Fees to Mr. Ros earlier than the date eight (8) days after Mr. Ros’ timely execution, return and non-revocation of a release of claims in a form satisfactory to the Company (the “Release of Claims”).
(b)
Stock Options and Restricted Stock Units. The Company acknowledges that (i) the stock options and restricted stock units held by Mr. Ros as of the date hereof (respectively, the “Options” and the “Restricted Stock Units”) shall continue to vest in accordance with their terms for so long as this Agreement continues to remain in effect, such that any Options or Restricted Stock Units that are not vested as of the date of termination or expiration of this Agreement shall be terminated and cancelled as of such date and (ii) Mr. Ros’ right to exercise the Options will terminate three months after the date Mr. Ros ceases to be an “Eligible Participant” (as defined in the option agreements evidencing the Options), provided that in the case of clause (ii) the Options may not be exercised after the Final Exercise Date (as defined in the option agreements evidencing the Options) or at all if, under the terms of the Options, Mr. Ros ‘rights to exercise the Options would have otherwise terminated immediately.
(c)
Reimbursement of Expenses. The Company shall reimburse Mr. Ros for all reasonable, necessary and approved travel expenses incurred or paid by Mr. Ros in connection with, or related to, the performance of the Services under this Agreement. Mr. Ros shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to Mr. Ros approved amounts shown on each such statement within 30 days after receipt thereof. Notwithstanding the foregoing, Mr. Ros shall not incur total expenses in excess of $500.00 per month without the prior written approval of the Company.
(d)
No Additional Consulting Benefits. Mr. Ros agrees that he shall provide the Services in exchange for the Consulting Benefits described in this Section 3 and that he is not entitled to any benefits, coverages or privileges, including, without limitation, social security, medical or pension payments, made available to employees of the Company or any other consideration or benefits from the Company for the performance of the Services.
(e)
4.
Independent Contractor. It is the express intention of the Parties that Mr. Ros shall be an independent contractor and not an employee, agent, joint venturer or partner of the Company for any purposes whatsoever.
(a)
Performance of Services. Mr. Ros shall have the right to control and determine the methods, manner and means of performing the Services. In performing the Services, the amount of time devoted by Mr. Ros on any given day will be entirely within Mr. Ros’ control, and the Company will rely on Mr. Ros to put in the amount of time as is necessary to fulfill the requirements of this Agreement. However, the Services contemplated by this Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion. Mr. Ros will provide all equipment and supplies required to perform the Services.
(b)
Non-Exclusivity. Subject to the completion of the Services described in Section 1 above, as well as Exhibit A, Mr. Ros retains the right to contract with other companies or entities for full or part time employment and/or consulting services, without restriction, provided, however, that Mr. Ros remains in compliance with the terms of the Employee Invention and Non-Disclosure Agreement that he previously executed for the benefit of the Company and which remains in full force and effect (the “Restrictive Covenant Agreement”). Likewise, the Company retains a reciprocal right to contract with other companies and/or individuals for consulting services without restriction.
(c)
Scope of Authority. Mr. Ros is not authorized to transact business, incur obligations, sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of the Company or any of the Company’s related or affiliated entities, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of the Company or any of the Company’s related or affiliated entities with respect to any matter, without the prior written approval of the Company. Mr. Ros shall not use the Company’s trade names, trademarks, service names or service marks without the prior written approval of the Company.

5.
Termination. This Agreement may be terminated prior to the end of the Consultation Period in the following manner: (a) by the Company at any time immediately upon written notice if Mr. Ros has materially breached, as determined by the Company in its discretion based on credible evidence, this Agreement, the Release of Claims or the Restrictive Covenant Agreement. Any dispute, controversy, or claim arising out of or relating to this Clause 5(a) of the Consulting Agreement shall be settled by binding arbitration administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof; (b) by Mr. Ros at any time immediately upon written notice if the Company has materially breached this Agreement; (c) by Mr. Ros upon not less than thirty (30) days ‘prior written notice for any reason; or (d) at any time upon the mutual written consent of the Parties hereto. Notwithstanding the foregoing, and for the avoidance of doubt, the Company may terminate this Agreement effective immediately by giving written notice to Mr. Ros if Mr. Ros fails to sign the Release of Claims by December 15, 2021 or revokes the Release of Claims within seven (7) days after signing it as set forth in the Release of Claims. In the event of any termination, Mr. Ros shall be entitled only to reimbursements for expenses incurred in accordance with Section 3(c) prior to termination, and no further payments of any kind will be due. In addition, vesting of any equity awards held by Mr. Ros, including the Options and Restricted Stock Units, to the extent then outstanding, will cease immediately upon termination.
6.
Proprietary Information and Inventions.

6.1 Proprietary Information.

(a)
Mr. Ros acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company, Mr. Ros will continue to have access to and contact with Proprietary Information (as defined below). Mr. Ros will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the Services) without written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by Mr. Ros.
(b)
For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by Mr. Ros in the course of his performance as a consultant to the Company.
(c)
Mr. Ros agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by Mr. Ros or others, which shall come into Mr. Ros’s custody or possession, shall be and are the exclusive property of the Company to be used by Mr. Ros only in the performance of his duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of Mr. Ros shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, Mr. Ros shall not retain any such materials or copies thereof or any such tangible property.
(d)
Mr. Ros agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (c) above, and Mr. Ros’s obligation to return materials and tangible property set forth in paragraph (c) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Mr. Ros.
(e)
Mr. Ros acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Mr. Ros agrees to be bound by all such obligations and restrictions that are known to Mr. Ros and to take all action necessary to discharge the obligations of the Company under such agreements.
(f)
Mr. Ros’ obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by Mr. Ros or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company. Further, nothing herein prohibits Mr. Ros from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. In addition, notwithstanding Mr. Ros’ confidentiality and nondisclosure obligations, Mr. Ros is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6.2 Inventions.

(a)
Mr. Ros will make full and prompt disclosure to the Company of all inventions, creations, improvements, enhancements, designs, innovations, discoveries, processes, methods, techniques, developments, software, computer programs, and works of authorship, whether or not patentable and whether or not copyrightable, that are created, made, conceived or reduced to practice by Mr. Ros or under his direction or jointly with others (i) during the Consultation Period if made for the Company in the course of the performance of the Services hereunder or (ii) during or after the Consultation Period if resulting or derived from Proprietary Information, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”). Mr. Ros agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of Mr. Ros’ right, title and interest in and to all Inventions and all related patents, patent applications, copyrights created in the work(s) of authorship, trademarks, trade names, and other industrial and intellectual property rights and applications therefor in the United States and elsewhere. However, clause (i) of this subsection (a) shall not apply to Inventions that do not relate to the present or planned business or research and development of the Company and that are made and conceived by Mr. Ros not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. Mr. Ros understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement that an individual assign certain classes of inventions, this Section 6.2(a) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. Mr. Ros further acknowledges that each original work of authorship that is made by Mr. Ros (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act. Mr. Ros hereby waives all claims to moral rights in any Inventions.
(b)
Mr. Ros agrees that if, in the course of performing the Services, he incorporates into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by Mr. Ros or in which Mr. Ros has an interest (“Prior Inventions”), (i) Mr. Ros will inform the Company, in writing before incorporating such Prior Inventions into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Mr. Ros shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.
(c)
Mr. Ros agrees to cooperate fully with the Company, both during and after the Consultation Period, with respect to the procurement, maintenance, and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Inventions. Reasonable compensation for Mr. Ros for any post-Consultation Period engagement will be determined at such time. Mr. Ros shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention. Mr. Ros further agrees that if the Company is unable, after reasonable effort, to secure the signature of Mr. Ros on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of Mr. Ros, and Mr. Ros hereby irrevocably designates and appoints each executive officer of the Company as Mr. Ros’s agent and attorney-in-fact to execute any such papers on Mr. Ros’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described in this sentence.
(d)
Mr. Ros shall maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

7.
Other Agreements. Mr. Ros hereby represents that, except as Mr. Ros has disclosed in writing to the Company, Mr. Ros is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. Mr. Ros further represents that his performance of all the terms of this Agreement and the performance of the Services as a consultant to the Company do not and will not breach any agreement with any third party to which Mr. Ros is a party (including without limitation any nondisclosure or non-competition agreement), and that Mr. Ros will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.
8.
Warranties. Mr. Ros will assume sole responsibility for his compliance with applicable federal and state laws and regulations, and shall rely exclusively upon his own determination, or that of his legal advisers, that the performance of the Services and the receipt of the Consulting Benefits hereunder comply with such laws and regulations. Notwithstanding the terms of the above Paragraph 3(a) of this Agreement, Mr. Ros shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers ’compensation insurance coverage. Mr. Ros acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of the Consulting Benefits.

9.
Non-Assignability of Contract. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any entity with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Mr. Ros are personal and shall not be assigned by him.
10.
Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at such address or addresses as either party shall designate to the other.
11.
Complete Agreement. Mr. Ros acknowledges that this Agreement, together with the Release of Claims, the Restrictive Covenant Agreement, the option agreements evidencing the Options and the restricted stock unit agreements evidencing the Restricted Stock Units, contains the entire understanding between the Parties and supersedes, replaces and takes precedence over any prior understanding or oral or written agreement between the Parties respecting the subject matter of this Agreement, the Release of Claims, the Options or the Restricted Stock Units. There are no representations, agreements, arrangements, nor understandings, oral or written, between the Parties relating to the subject matter of this Agreement that are not fully expressed herein or in the Release of Claims.
12.
Severability. In the event any provision of this Agreement shall be held invalid, the same shall not invalidate or otherwise affect in any respect any other term or terms of this Agreement, which term or terms shall remain in full force and effect.
13.
Non-Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
14.
Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Mr. Ros.
15.
Counterparts. This Agreement may be executed in two (2) signed counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
16.
Interpretation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
17.
Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

EPIZYME, INC.

By: /s/ Grant Bogle

Name: Grant Bogle

Title: Chief Executive Officer

/s/ Matthew Ros

Matthew Ros